Exhibit 10.7

SOUTHERN CALIFORNIA EDISON COMPANY

EXECUTIVE RETIREMENT PLAN

As Amended Effective June 19, 2014

PREAMBLE

The purpose of this Plan is to provide supplemental retirement benefits to Participants and surviving spouses or other designated beneficiaries of such Participants.

This Plan only applies to benefits that were accrued and vested prior to January 1, 2005 in accordance with the provisions of Section 3.04 hereof. Benefits that accrue or vest on or after January 1, 2005 shall be paid under the Edison International 2008 Executive Retirement Plan (the “2008 Plan”) in accordance with the terms therein. In no event shall a Participant receive benefits under this Plan and the 2008 Plan with respect to the same year of service. This Plan document also includes provisions that were set forth in the Edison International Severance Plan as of October 3, 2004 but that applied to this Plan and are thus not material modifications of the Plan that would cause it to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.
I.
DEFINITIONS

Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Southern California Edison Company Board of Directors.

Affiliate means EIX or any corporation or entity which along with Edison International, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code.

Base Salary means the annual basic rate of pay as fixed by the Company (excluding Incentive Awards, special awards, commissions, severance pay, and other non-regular forms of compensation).

Beneficial Owner shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the United States Securities Exchange Act of 1934, as amended.

Beneficiary means the person designated as such in accordance with Article IX of the Plan.

Benefit Feature means one of the levels of benefit under the Plan as described in Section 3.02(a).

Board means the Board of Directors of EIX.

Cause means the occurrence of either or both of the following:

(1)	The Participant’s conviction for, or pleading guilty or nolo contendere to, committing an act of fraud, embezzlement, theft, or other act constituting a felony; or

(2)	The willful engaging by the Participant in misconduct that is:

(i)
if the event giving rise to the termination of the Participant’s employment does not occur during a Protected Period, in violation of EIX’s and/or the Participant’s Employer’s policies and practices applicable to the Participant from time to time; or

(ii)
if the event giving rise to the termination of the Participant’s employment occurs during a Protected Period, that would have resulted in the termination of the Participant’s employment by EIX or the Participant’s Employer under EIX’s and/or the Participant’s Employer’s policies and practices applicable to the Participant in effect immediately prior to the start of the Protected Period. However, no act or failure to act, on the Participant’s part, shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of EIX and his or her Employer.

Change in Control means any one or more of the following:

(1)
Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX or an EIX affiliate) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing thirty percent (30%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” (or “group” as used in the definition of Person) shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution.

(2)	On any day after January 1, 2001 (the “Measurement Date”) Continuing Directors cease for any reason to constitute a majority of the Board. A director is a “Continuing Director” if he or she either:

(i)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(ii)	was elected to the Board, or was nominated for election by EIX’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (ii) above if his or her election, or nomination for election by EIX’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the date that is two years before the Measurement Date.

(3)
EIX is liquidated; all or substantially all of EIX’s assets are sold in one or a series of related transactions; or EIX is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of EIX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of EIX (or as surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of EIX or a sale or spin-off of an EIX subsidiary (short of a dissolution of EIX or a liquidation of substantially all of EIX’s assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.

(4)	The consummation of such other transaction that the Board may, in its discretion in the circumstances, declare to be a Change in Control of EIX for purposes of this Plan.

Code means the Internal Revenue Code of 1986, as amended.

Company means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which Employer is obligated to pay such benefits, Company as to such Participant and benefits means the Employer employing the Participant upon the Participant’s Termination of Employment (or, as to any distribution of any benefit under the Plan prior to the Participant’s Termination of Employment, the Employer employing the Participant at the time of such distribution).

Disability means the Participant’s eligibility for benefits under his or her Employer’s long-term disability plan applicable to the Participant, as determined by the Employer.

EIX means Edison International or any successor thereto.

Employer means EIX or any affiliated business of EIX that has adopted this Plan with the written consent of EIX, including but not limited to Southern California Edison, Edison Capital,

Edison Mission Energy or Edison O&M (or any such entity’s successor). As the context may require, a Participant’s Employer means the Employer that employs or last employed the Participant.

Financial Hardship means an unexpected and unforeseen financial disruption arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrator or its designee. Needs arising from foreseeable events such as the purchase of a residence or education expenses for children will not, alone, be considered a Financial Hardship.

Incentive Award means the dollar amount of incentive (bonus) awarded by the Company to the Participant pursuant to the terms of an annual incentive award plan.

Participant means a key employee of an Affiliate, who (i) is a U.S. employee or an expatriate and is based and paid in the U.S., (ii) has been designated as an executive by the Administrator, the Company Board or the Company CEO for purposes of the Plan, and (iii) qualifies as a member of the "select group of management or highly compensated employees" under the Employee Retirement Income Security Act of 1974, as amended.

Person shall have the meaning ascribed to such term in Section 3(a)(9) of the United States Securities Exchange Act of 1934, as amended, and used in Section 13(d) and 14(d) thereof, including a group as contemplated by Sections 13(d)(3) and 14(d)(2) thereof.

Plan means the Southern California Edison Company Executive Retirement Plan.

Protected Period means the period related to a Change in Control that is deemed to commence on the date that is six months before the date of the actual Change in Control and end on the date that is two years after the Change in Control.

Qualified Plan means the Southern California Edison Company Retirement Plan, or a successor plan, intended to qualify under Section 401(a) of the Code.

Retirement means separation from the Company upon attainment of at least age 55 with at least 5 Years of Service.

Senior Officer means (i) the CEO, President, Executive Vice Presidents, Senior Vice Presidents and elected Vice Presidents of the Sponsor and EIX, (ii) any officer of other Affiliates who has been designated as a Section 16 Officer by the Board, and (iii) any other Affiliate employee designated by the Administrator to be a Senior Officer for purposes of the Plan.

Special Election means an election made by a Participant who has been terminated without Cause (other than due to the Participant’s Disability).

Sponsor means the Southern California Edison Company.

Termination Date means the last day the Participant is actually employed by an Employer in connection with the event that entitles the Participant to severance benefits.

Termination of Employment means the voluntary or involuntary cessation of the Participant's employment with the Company for any reason other than death or Retirement. Termination of Employment will not be deemed to have occurred for purposes of this Plan if the Participant is reemployed by another Affiliate within 30 days of ceasing work with the Company.

Total Compensation means (i) for non-Senior Officer Participants, the annualized average Base Salary as fixed by the Company based on the Participant’s 36 highest months of Base Salary, and (ii) for Senior Officers, the annualized average of Base Salary plus Incentive Award based on the 36 months in which the Participant had the highest combination of Base Salary and Incentive Award. The 36 months need not be consecutive. For purposes of determining the highest 36 months for Senior Officers, each of the Participant’s annual Incentive Awards will be spread evenly over the months worked in the years in which the Incentive Awards were earned. In no event will Total Compensation be less than the dollar amount determined under the terms of the Plan in effect on March 31, 1999 for Employees who were Participants on that date.

Year of Service means a calendar year in which the Participant is credited with 1,000 or more hours of service with the Company determined in accordance with the terms of the Qualified Plan.
II.
PARTICIPATION
2.01    Eligibility
Individuals are eligible to participate in the Plan when they become Senior Officers or are designated as executives by the Administrator, the Company Board or the Company CEO for purposes of this Plan. Participation in the Plan will continue as long as the individual remains a Senior Officer or a designated executive (subject to any applicable Plan restrictions).

2.02    Pre-1995 Participation
Employees who were Participants in the Plan on December 31, 1994 will continue to participate in the Plan as long as they remain designated as executives.
III.
BENEFIT DETERMINATION AND VESTING
3.01    Overview
Benefits under the Plan will be payable with respect to any vested Participant upon Retirement to the extent the benefit payable under this Plan exceeds the benefit payable under other specified plans as provided under Section 3.03(a).

3.02    Benefit Features
(a)    The Plan provides a supplemental retirement benefit calculated in accordance with Section 3.03 below. The Plan incorporates the following Benefit Features:

(i)	Recognition of the amount of Base Salary that is not recognized for purposes of calculating benefits under the Qualified Plan due to limits imposed by the Code under Sections 415(b) or 401(a)(17).

(ii)	Recognition of deferred salary that is not recognized for purposes of calculating benefits under the Qualified Plan.

(iii)	Recognition of Incentive Awards that are not recognized for purposes of calculating benefits under the Qualified Plan.

(iv)	An additional 0.75% benefit accrual over that provided by the Qualified Plan is earned for each Year of Service up to ten Years of Service. Plan eligibility during those years is not required.

(b)    Senior Officers are eligible for all four Benefit Features. Other Participants are eligible for Benefit Features (i) and (ii) only.

(c)    Participants in the Plan on December 31, 1994, are eligible for all four Benefit Features as long as they remain eligible to participate in the Plan, unless they were participants in the Plan on December 31, 1992 and did not elect to participate in the Executive Disability and Survivor Benefit Program, in which case they are not eligible for Benefit Feature (iv).
3.03 Benefit Computation
(a)    The Sponsor will calculate the amount of any benefits payable under the Plan for each Participant at the time of the Participant's Retirement, death, or termination with a deferred vested benefit. The amount payable under this Plan will be that dollar amount calculated pursuant to Section 3.03(b), reduced by (i) the dollar amount payable to the Participant (or spouse or contingent annuitant) under the terms of the Qualified Plan, or other Affiliate defined benefit plan, after taking into account any applicable restrictions or limitations as to such payments required by the Code or other applicable law or the terms of the Qualified Plan, or other applicable Affiliate defined benefit plan, and (ii) the actuarial single life annuity value, as defined in the Qualified Plan, of the Participant’s Profit Sharing Account under the Sponsor’s Stock Savings Plus Plan, or successor plan.

(b)    The Participant’s Total Compensation will be used to calculate benefit amounts based on the formulas set forth in Section 4.02(a) of the Qualified Plan, including Subsection (1) but excluding Subsection (2), and Section 4.12(b) of the Qualified Plan, notwithstanding the Participant’s eligibility for such benefits under the terms of the Qualified Plan. The initial calculation of any Plan benefits based on Total Compensation including Incentive Awards will assume a target bonus for the final year of employment subject to adjustment based on the actual Incentive Award made. If the final Incentive Award is made after benefits under the Plan are paid or commenced under the Plan, the benefit will be recalculated from inception, any increase to date will be paid in a one-time adjustment to true-up payments already made, and future payments, if any, will be adjusted accordingly. Any benefit decreases will be reflected in a one-time adjustment in the account balance effective with the payment starting the following January. Notwithstanding any other provision of the Plan to the contrary, a maximum of 35 Years of Service will be recognized for purposes of the benefit determination under Section 4.02(a) of the Qualified Plan for Participants whose initial eligibility date under the terms of the Plan is after April 1, 1999.
3.04 Vesting
The right to receive benefits under the Plan will vest when the Participant (i) has completed five Years of Service with an Affiliate, (ii) is determined by the Administrator to be permanently and totally disabled while employed with an Affiliate, or (iii) dies while employed with an Affiliate.
3.05 Benefit of Former Executives
A vested Participant who remains employed with an Affiliate until Retirement but is no longer a designated executive will retain a benefit in the Plan based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s eligible status and reduced by the amounts specified in Section 3.03(a) determined upon the Participant’s Retirement.
IV.
RETIREMENT BENEFITS
4.01 Forms of Benefit Payment
(a)    The normal form of benefit payout under this Plan is a joint and survivor annuity which will commence upon Retirement of the Participant and be paid monthly for the lifetime of the Participant. Upon the death of the Participant, the survivor will be entitled to the benefits payments described in Article VI.

(b)    If, at least 90 days prior to his or her Retirement, the Participant elects an alternative form of payout, upon Retirement by the Participant (either early or normal Retirement), the value of his or her benefits payable under this Plan as of the date of Retirement will be paid in the manner elected by the Participant in (i) a single lump-sum payment calculated using the rate of interest determined pursuant to Section 4.02, and based upon the mortality table prescribed in Revenue Ruling 2001-62, (ii) in monthly installments (of principal, plus interest) over a period of 60 months, or (iii) in monthly installments (of principal, plus interest) over a period of 120 months.

(c)    If a Participant elects a payout in monthly installments of principal plus interest over a period of 60 months or 120 months, monthly payments will be calculated in such a way that equal monthly payments on the first day of each month for the remainder of the payout period with interest would bring the balance to zero by the end of that period. The account will be reamortized annually effective January 1st based on the December 31st account balance and the revised interest rate as determined pursuant to Section 4.02.

4.02 Interest
The annual reamortization of payments described in Section 4.01(c) will be determined using a monthly rate of interest that is one-twelfth of the average Moody's Corporate Bond Yield for Aa Public Utility Bonds for the twelve months preceding November 1st of the prior year. This interest rate determined on an annualized basis will also be used to calculate starting balances and lump sums for purposes of Section 4.01(b).
4.03 Commencement of Payments
Payments under this Plan on account of Retirement will be paid in full if the lump-sum option is chosen, or will begin to be paid in monthly installments, if a monthly payment option is chosen, within 30 days of the date on which the Participant retires, or as soon thereafter as practicable. To the extent reasonably practicable, monthly payments under this Plan will be made at a time coincident with the payment of benefits under the Qualified Plan.
4.04 Severance Benefits
If the Participant has attained age 55 at the time of his Termination of Employment, then the Participant’s benefit will be paid or payments will commence within 30 days after the Participant’s Termination Date, or as soon thereafter as practicable, in the retirement payment form elected by the Participant (such benefits will be paid in the retirement payment form elected by the Participant even if the Participant does not have at least five years of service credit) or in the form elected by the Participant on the Special Election form (in such form as may be approved by the Committee). If a Participant makes an election on the Special Election form and such form is received by EIX more than 90 days before the Participant’s Termination Date, such election shall control over any other election made by the Participant; otherwise, the Participant’s regular election will control. If the Participant has not attained age 55 at the time of his Termination of Employment, then the Participant’s benefit will be paid or payments will commence within 30 days after the date the Participant actually attains age 55, or as soon thereafter as practicable. In such circumstances, the Participant’s form of payment will be determined in accordance with the Plan, except that the Participant may by written notice to EIX at least 90 days before he or she attains age 55 elect an optional form of payment from any of the retirement payment options available, in which case the Participant’s benefit will be paid in the form so elected by the Participant.
V.
TERMINATION BENEFITS
If the Participant terminates his or her employment with the Company prior to Retirement (either early or normal), but with a deferred vested interest in the Plan, benefits will be payable under this Plan reduced by the amounts specified in Section 3.03(a) determined as of the benefit commencement date adjusted to reflect any distributions from the Participant’s Profit Sharing Account under the Sponsor’s Stock Savings Plus Plan, or successor plan, that occurred since the employment termination date in a manner consistent with the Qualified Plan. If the vested individual was not a designated executive at the time employment was terminated, the Plan benefit determined before the Section 3.03(a) reductions will be based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s status as a designated executive. Subject to Section 4.04 but notwithstanding any other provision in the

Plan to the contrary, any benefits payable under this Plan due to Termination of Employment will be paid as an annuity only, beginning at age 55 and calculated as of the Participant's Normal Retirement Age under the Qualified Plan, reduced for early retirement by multiplying that amount by a factor of 0.536. A joint and survivor annuity will be the normal form of benefit. The Participant may elect another annuity option available under the Qualified Plan, subject to the same terms and conditions as would apply to such an election under the Qualified Plan.
VI.
SURVIVOR BENEFITS
6.01 Overview
In addition to the amount payable hereunder to a retired Participant, this Plan will pay a benefit, similarly computed, to an eligible surviving spouse or to a contingent annuitant under the "Spouse's Pension", the "Pre-retirement Survivor Annuity Option", or the "Contingent Annuitant Option" provisions of the Qualified Plan if such spouse's pension, survivor annuity or contingent annuity is reduced or limited as required by currently applicable law or the terms of the Qualified Plan.
6.02 Alternative Forms of Payment
(a)    Upon the death of a Participant who has elected an alternative form of benefit payment under the Plan prior to the receipt of the full amount credited to his or her account, the balance of the account will be paid in accordance with the Participant's previously elected method of payment to the Participant's designated beneficiary or beneficiaries, as provided herein, over the remainder of the elected payout period until the full amount has been paid.

(b)    If the 60 or 120 month payout options have been chosen, and if no designated beneficiary or beneficiaries survive the Participant, or if a designated beneficiary dies before the balance of the account has been paid, the balance of the account of the Participant or of the designated beneficiary will be paid in one lump-sum payment to the estate of the Participant if no designated beneficiaries survive him or her, or if such designated beneficiaries survive the Participant, to the estate of whomever was last receiving benefit payments, as soon as practicable following the Participant's or the designated beneficiary's death.

(c)    If the Participant dies while an active Employee, and a benefit is payable under the Plan, the designated beneficiary or beneficiaries, or if no designated beneficiaries survive the Participant, the Participant’s estate may select any of the benefit payout options described in Section 4.01(b).
VII.
PAYMENT TERMS AND CONDITIONS
7.01 Benefits Nonassignable
Benefits under this Plan will be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties. Notwithstanding the foregoing, the right to receive payment hereunder is hereby expressly declared to be personal, nonassignable and nontransferable, except by will, intestacy, or as otherwise required by law, and in the event of any attempted assignment, alienation or transfer of such rights contrary to the provisions hereof, the Company will have no further liability for payments hereunder.
7.02 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, the Company or Sponsor may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. The Company or Sponsor, as the case may be, will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
7.03 Hardship
Upon written application made to the Administrator, the Participant or his or her designated beneficiary or beneficiaries may request payment in some form other than the method of payment originally elected. Such request must establish to the satisfaction of the Administrator or its designee that special circumstances, such as Financial Hardship, exist which require such a variation in payment. The Administrator, or its designee, will exercise sole discretion in allowing or refusing such requests, and the decision of the Administrator or its designee on such requests will be final.
7.04 No Fiduciary Relationship
Nothing contained in this Plan, and no action taken pursuant to any of its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or Sponsor and the Participant, a designated beneficiary, or any other beneficiaries of the Participant, or any other person. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right will be no greater than the right of any unsecured general creditor of the Company.
VIII.
TAXES
8.01 Taxes on Benefit Payments
Any amounts paid under this Plan on account of termination, Retirement, death or hardship will be subject to any income tax withholding or other deductions as may be required by federal, state, or local law.
8.02 Taxes on Benefit Accrual
A Participant’s annual benefit accrual may be subject to federal, state or local payroll taxes. Such taxes will be withheld from the Participant’s salary as may be required by federal, state or local law.
IX.
BENEFICIARY
At the time the Eligible Employee elects his or her payout method under this Plan, he or she shall designate a beneficiary or beneficiaries. The designation may be changed at any time by the Eligible Employee; however, the consent of a spouse may be required.

X.
PLAN ADMINISTRATION
10.01 Plan Interpretation
The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Plan; provided that, its authority to interpret this Plan will not cause its decisions in this regard to be entitled to a deferential standard of review in the event that an Participant or beneficiary seeks review of the Administrator’s decision as described in Article XII.
10.02 Day-to-Day Administration
Day to day administration of the Plan has been delegated by the Administrator to the Sponsor, under the direction of the officer responsible for Human Resources, or such other individuals as may be authorized by him or her to perform such duties. Such administration will include the power to interpret the Plan and make such equitable adjustments as may be necessary to effectuate the purposes thereof.
10.03 Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
XI.
AMENDMENT OR TERMINATION
11.01 Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator's interpretations, constructions and actions, including any valuation of the Participant's account or benefits, or the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Participant, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.
11.02 Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefit payable on account of a retired Participant or survivor or other beneficiary will not be impaired, and the benefits of other Participants will not be less than the benefit to which each such Participant would have been entitled if he or she had retired immediately prior to such amendment or termination.

XII.
CLAIMS AND REVIEW PROCEDURES
12.01 Claims Procedure
(a)    The Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.
12.02 Dispute Arbitration

(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 12.02 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 12.01. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 12.01 is a mandatory prerequisite for binding arbitration under this Section 12.02. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 12.01 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.

(b)    After a claimant has exhausted the claim and review procedures set forth in Section 12.01, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 12.02.
Any arbitration under this Section 12.02 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a sole arbitrator, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 12.01 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change in Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 12.02, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. All costs unique to arbitration (e.g., the Arbitrator’s fees and room fees) shall be paid by the Administrator. The parties shall otherwise bear their own costs (e.g., attorneys’ fees, expert fees, witness fees, etc.). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the Arbitrator may award reasonable fees and costs to the prevailing party.
XIII.
MISCELLANEOUS
13.01 Participation in Other Plans
The Participant will continue to be entitled to participate in all employee benefit programs of the Company as may, from time to time, be in effect. However, Total Compensation includable under this Plan will be deemed salary or other compensation to the Participant for the purpose of computing benefits under this Plan only, and will be used only under this Plan to calculate those benefits to which the Participant would otherwise be entitled under the Qualified Plan if such Total Compensation could have been included in the determination of benefits under that Plan.

13.02 Relationship to Qualified Plan
This Plan will to the full extent possible under currently applicable law be administered in accordance with, and where practicable according to the terms of the Qualified Plan. Notwithstanding the foregoing, the terms of this Plan shall control benefits payable under this Plan whenever the terms of the Qualified Plan differ from this Plan.
13.03 No Right to Employment
Nothing contained herein will be construed as conferring upon the Participant the right to continue in the employ of the Company, in any particular salary grade, or in any other capacity. If the Participant ceases to be an Participant in the Plan but remains in the employ of the Company, any benefits due the Participant under the Plan will not be payable until such time as he or she retires, or ceases to be an employee of the Company, and then only subject to the terms and conditions contained in this Plan.
13.04 Forfeiture
The payments to be made pursuant to the Plan require the Participant, for so long as the Participant remains in the active employ of the Company, to devote substantially all of his or her time, skill, diligence and attention to the business of the Company, and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Company. In addition, the Participant will remain available during Retirement for consultation in any matter related to the affairs of the Company. Any breach of these conditions will result in complete forfeiture of any further benefits under the Plan. If the Participant will fail to observe any of the above conditions, or if he or she will be discharged by the Company for malfeasance or willful neglect of duty, then in any of said events, the payments under this Plan will not be paid, and the Sponsor and the Company will have no further liability therefor.
13.05 Benefits Unsecured
A Participant’s benefits will be unsecured and will be paid in cash from the general funds of the Participant’s Company. Notwithstanding the foregoing or anything in the definition of “Company” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Company obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Employers or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Employers. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Employer with respect to such benefits. Upon an election by EIX under this Section 13.05, benefits covered by the election will be paid from the general funds of EIX (and not the Employer that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Employer that would otherwise pay such benefits, the Employer will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Employer fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Employer to EIX without the consent of EIX, the Employer that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 13.05 by providing written notice to the Administrator and the applicable Employers regarding the effective date of such election, and the benefits, Employers and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Employers will remit funds to EIX in consideration of Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Employer to EIX of relevant benefits accrued through the date of EIX’s election based on the Projected Benefit Obligation (“PBO”) with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Employer to EIX of benefits accrued based on the PBO beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Employer to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis. Projected Benefit Obligation represents the actuarial present value of vested and non-vested benefit obligation based on expected future Total Compensation of Executives. No special or separate fund will be established and no other segregation of assets will be made to assure the payment of any benefits hereunder. No person will have by virtue of the provisions of this Plan, any interest in such assets. In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant to allow the Company to recover, in whole, or in part, the cost of providing the benefits hereunder, neither the Participant, the survivor or other designated beneficiary(ies) nor any other beneficiary will have any rights whatsoever therein; the Company will be the sole owner and beneficiary thereof and will possess and may exercise all incidents of ownership therein.
13.06 Validity and Applicable Law
If any of the provisions of this Plan will be held invalid, or be held to violate any law, the remainder of this Plan will not be affected thereby and will remain in full force and effect. This Plan will be governed by the laws of the State of California.
13.07 Captions
The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

SOUTHERN CALIFORNIA EDISON COMPANY

/s/ Jacqueline Trapp

Jacqueline Trapp